CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Registration Statement on Form N-14 (the "Registration Statement") of our reports dated February 21, 2001, relating to the financial statements and financial highlights of Credit Suisse Asset Management Income Fund, Inc. and Credit Suisse Asset Management Strategic Global Income Fund, Inc. appearing in the December 31, 2000 Annual Reports to Shareholders, which appear in such Statement of Additional Information, and to the incorporation by reference of our reports into the Proxy Statement/Prospectus and Statement of Additional Information which constitute part of this Registration Statement. We also consent to the references to us under the heading "Financial Highlights" and "Experts" in the Proxy Statement/Prospectus.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 28, 2001